UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

DISTOKEN ACQUISITION CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

DISTOKEN ACQUISITION CORPORATION

UNIT 1006, BLOCK C, JINSHANGJUN PARK

NO. 2 XIAOBA ROAD, PANLONG DISTRICT

KUNMING, YUNNAN, CHINA

SUPPLEMENT TO THE PROXY STATEMENT

FOR EXTRAORDINARY GENERAL MEETING IN LIEU OF AN ANNUAL GENERAL MEETING OF SHAREHOLDERS OF DISTOKEN ACQUISITION CORPORATION

November 8, 2024

On October 31, 2024, Distoken Acquisition Corporation, a Cayman Islands exempted company (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its Definitive Proxy Statement on Schedule 14A (the “Proxy Statement”) for an extraordinary general meeting in lieu of an annual general meeting (the “Meeting”), to be held on November 14, 2024 at 10:00 a.m. Eastern Time, at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, 15th Floor, New York, NY 10105. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Proxy Statement

The Company is filing this supplement (this “Supplement”) to its Proxy Statement to amend certain disclosure regarding two of the proposals and to reiterate the full text of the related resolutions to be considered and approved. This Supplement should be read in conjunction with the Proxy Statement, and other than the revision described below, this Supplement does not modify any other information in the Proxy Statement. From and after the date of this Supplement, any references to the “Proxy Statement” are to the Proxy Statement as supplemented hereby. If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

As previously stated in the Proxy Statement, at the Meeting, the Company’s shareholders will be asked to consider and vote on, among other things, (i) the Extension Amendment Proposal to approve an amendment to the Company’s Amended and Restated Memorandum and Articles of Association, as amended, to give the Company’s board of directors (the “Board”) the right to extend the date by which the Company has to consummate a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination involving the Company, with one or more businesses from November 18, 2024 on a monthly basis up to twelve (12) times until November 18, 2025; (ii) the Director Election Proposal to re-appoint John Wallace, Joseph Valenza and Ning Wang as the Class I directors of the Board of the Company, (iii) the Auditor Ratification Proposal to ratify the selection and appointment by the Audit Committee of the Board of Marcum LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024; and (iv) the Adjournment Proposal to approve the adjournment of the Meeting to a later date or dates or indefinitely, if necessary, (a) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the foregoing proposals or (b) if the Board determines before the Meeting that it is not necessary or no longer desirable to proceed with the proposals.

Set forth below is certain information and the full text of the resolutions for the Director Election Proposal and the Auditor Ratification Proposal:

Director Election Proposal

Proposal No. 2 — Director Election Proposal — To approve, as an ordinary resolution, the re-appointment of John Wallace, Joseph Valenza and Ning Wang as the Class I directors of the Board until the general meeting of the Company to be held in 2026 or until a successor is elected and qualified (the “Director Election Proposal”).

The full text of the Director Election Proposal is:

RESOLVED, as an ordinary resolution, that John Wallace, Joseph Valenza and Ning Wang be re-appointed as the Class I directors of the board of the directors of the Company, until the general meeting of the Company to be held in 2026 or until a successor is appointed and qualified each to hold office in accordance with the articles of association of the Company, and it is noted such directors had accepted their re-appointments on the basis that the indemnity in the articles of association of the Company would be deemed to form part of their service contract and or terms of appointment with the Company and accordingly that they would be able to enforce such indemnity, if necessary, against the Company.

Auditor Ratification Proposal

Proposal No. 3 — Auditor Ratification Proposal — To approve, ratify and confirm, as an ordinary resolution, the selection and appointment by the audit committee of the Board of Marcum LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024 (the “Auditor Ratification Proposal”).

The full text of the Auditor Ratification Proposal is:

RESOLVED, as an ordinary resolution, that selection and appointment, by the audit committee of the board of directors of the Company, of the Board of Marcum LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024, be approved, ratified and confirmed in all respects.

Additional information is contained in the Proxy Statement, which was previously mailed to you, if you requested a hard copy. To the extent that the information in this Supplement differs from, updates or conflicts with the information contained in the Proxy Statement, the information in this Supplement shall amend and supersede the information in the Proxy Statement. Except as so amended or superseded, all information set forth in the Proxy Statement remains unchanged and important for you to review. Accordingly, we urge you to read this Supplement carefully and in its entirety together with the Proxy Statement. Shareholders remain entitled to cast, revoke or re-cast their vote in relation to the proposals to which the Proxy Statement relates.

This Supplement relates to the solicitation of proxies by our Board for use at the Meeting.

The date of this Supplement to the Proxy Statement is November 8, 2024.